Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 1, 2020, in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-251241) and related Prospectus of Better Choice Company Inc. for the registration of 94,566,695 shares of its common stock.

/s/ Ernst & Young LLP

Louisville, KY
February 16, 2021